UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 8, 2019

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Cable One, Inc.

(Exact Name of Registrant as Specified in Its Charter)

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Delaware	001-36863	13-3060083
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 E. Earll Drive, Phoenix, Arizona	85012
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (602) 364-6000

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Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01	CABO	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

On May 8, 2019 (the “Closing Date”), Cable One, Inc. (the “Company”) and its wholly owned subsidiaries entered into a Second Restatement Agreement (the “Second Restatement Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent, and the lenders party thereto, to amend and restate its existing Amended and Restated Credit Agreement, dated as of May 1, 2017.

The Second Restatement Agreement provides for (a) a new senior secured term “A” loan facility in an aggregate principal amount of $250 million, (b) a new senior secured delayed draw term “A” loan facility in an aggregate principal amount of $450 million and (c) a new $350 million senior secured revolving credit facility. The Second Restatement Agreement did not alter the principal terms of the Company’s previously established senior secured term “B-1” loan facility, senior secured term “B-2” loan facility and senior secured term “B-3” loan facility. The Company intends to use the proceeds from the new credit facilities described above, together with the proceeds of its recently established senior secured term “B-3” loan facility and cash on hand, (w) to refinance its existing $200 million senior secured revolving credit facility and senior secured term loan “A” facility, (x) to redeem its outstanding 5.750% senior notes due 2022 (the “Notes”) on or after June 15, 2019, (y) to finance the Company’s pending acquisition of Fidelity Communications Co.’s data, video and voice business and certain related assets and (z) for other general corporate purposes. This Current Report on Form 8-K is not, and shall not be deemed to be, a notice of optional redemption of the Notes.

The new senior secured term “A” loan facility and new senior secured revolving credit facility will mature on the fifth anniversary of the Closing Date (unless certain of the Company’s existing indebtedness remains outstanding after certain specified dates, in which case the final maturity date of both facilities will be an earlier date as specified in the documentation for the new credit facilities).  The new senior secured term “A” loan facility and new senior secured revolving credit facility will bear interest, at the Company’s option, at a rate per annum determined by reference to either the London Interbank Offered Rate (“LIBOR”) or an adjusted base rate, in each case plus an applicable interest rate margin. The applicable interest rate margin with respect to LIBOR borrowings will be a rate per annum between 1.25% and 1.75% and with respect to adjusted base rate borrowings will be a rate per annum between 0.25% and 0.75%, in each case determined on a quarterly basis by reference to a pricing grid based upon the Company’s total net leverage ratio. The principal amount of the new senior secured term “A” loan facility will amortize in equal quarterly installments at a rate (expressed as a percentage of the original principal amount) of 2.5% per annum for the first year following the Closing Date, 2.5% per annum for the second year following the Closing Date, 5.0% per annum for the third year following the Closing Date, 7.5% per annum for the fourth year following the Closing Date and 12.5% per annum for the fifth year following the Closing Date (in each case subject to customary adjustments in the event of any prepayment or in the event the new delayed draw term “A” loan facility is drawn), with the balance due upon maturity.

The new senior secured delayed draw term “A” loan facility will be available in a single drawing until the date that is nine months from the Closing Date.  Any loans under this new senior secured delayed draw term loan “A” facility will have the same terms as, and will constitute one class of term loans with, the loans under the new senior secured term “A” loan facility described above.

The foregoing description of the Second Restatement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Restatement Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.02     Results of Operations and Financial Condition.

On May 9, 2019, the Company issued a press release relating to its unaudited results for the first quarter of 2019. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 2.02 as well as in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01     Financial Statements and Exhibits.

Exhibit	Description

10.1	Second Restatement Agreement, dated as of May 8, 2019, among Cable One, Inc., its wholly owned subsidiaries, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.
99.1	Press release issued by Cable One, Inc. on May 9, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cable One, Inc.

By:	/s/ Peter N. Witty
	Name:	Peter N. Witty
	Title:	Senior Vice President, General Counsel and Secretary

Date: May 9, 2019